Exhibit 99.1

News Release
General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Announces Third Quarter 2016 Operating Results

Strong Production as Company Tests New Well Designs and
Increases Western Eagle Ford Oil Window Development

HOUSTON--(GLOBE NEWSWIRE)--Oct. 26, 2016--Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced operating results for the third quarter 2016.  Highlights include:

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Third quarter 2016 production of approximately 4.7 million barrels of oil equivalent (“MMBoe”), or approximately 51,500 barrels of oil equivalent per day (“Boe/d”), was at the high end of Company’s 50,000 to 52,000 Boe/d guidance for the quarter;

•

New generation of completion design that involves tighter cluster spacing and increased fluid and proppant loading being tested in the Upper and Middle Eagle Ford, with additional tests planned in the Lower Eagle Ford at both Catarina and Cotulla starting in the fourth quarter 2016;

•	Through optimized process and design efficiencies, average cost per well during the third quarter was $3.0 million, over a 25 percent savings compared to the third quarter 2015;

•	Some of the most recent pads at Catarina and Cotulla came in below $2.8 million per well;

•

The Company’s 50 percent interest in Carnero Gathering, LLC (“Carnero Gathering”) was sold during the third quarter 2016 to Sanchez Production Partners LP (NYSE: SPP) (“SPP”) for a cash payment of approximately $37 million and the assumption by SPP of remaining Carnero Gathering capital commitments estimated to be $7.4 million (the “Carnero Gathering Transaction”);

•

The Company recently executed a definitive agreement to sell its 50 percent interest in Carnero Processing, LLC (“Carnero Processing”) to SPP for an estimated cash payment of $47.7 million and the assumption by SPP of remaining capital commitments to Carnero Processing,  estimated to be approximately $32.3 million (the “Carnero Processing Transaction”);

•

The Company recently executed a definitive agreement to sell certain non-core producing oil and gas assets, located in South Texas, to SPP for total consideration of approximately $27 million (the “Production Asset Transaction”);

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•

On Oct. 24, 2016 the Company executed  a definitive agreement with Carrizo Oil & Gas, Inc. (Nasdaq; CRZO) (“Carrizo”) to sell approximately 15,000 net acres and approximately 3,000 Boe/d of non-core Eagle Ford Shale production for $181 million in cash, subject to normal and customary closing adjustments; and

•	The asset sales are expected to enhance the Company’s already strong liquidity position which, as of the end of the third quarter 2016, totaled approximately $629 million.

MANAGEMENT COMMENTS

“We continue to deliver strong operating performance in 2016,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “Our third quarter 2016 production results, at approximately 51,500 Boe/d, were at the high end of our guidance of 50,000 to 52,000 Boe/d for the quarter, while our average cost per well during the quarter came in at approximately $3.0 million.  A continuing focus on process improvements and efficiency gains has resulted in further success, with several of our more recent pads coming in below $2.8 million per well.  Having demonstrated a “best in class” cost structure in our focus area, we are achieving well performance that continues to improve as we test improved completion designs.  This combination of lower costs and strong production continues to produce attractive returns on the Company’s capital program in 2016.

“At Catarina, we continue to focus on enhanced completion designs across the ranch.  Our new generation of completion design, which involves tighter cluster spacing and increased fluid and proppant loading is currently being tested in the Upper and Middle Eagle Ford at Catarina.  During the third quarter 2016, we extended our success in Western Catarina with Upper Eagle Ford results consistently exceeding expectations.  With the performance improvements and cost savings realized this year, the Western Catarina wells are now yielding returns in excess of 50 percent.  In South-Central Catarina, we have over 120 days of production from the E33 pad, and the four wells on that pad continue to track 20 to 30 percent above our published 1,100 MBoe type curve.  We are currently in the process of appraising the northern extent of Central Catarina and have plans for further delineation of South-Central Catarina in the first half of 2017.  Additional tests involving the new generation of completion design are planned in the Lower Eagle Ford at both Catarina and Cotulla starting in the fourth quarter 2016.

“At Cotulla, nine additional wells were brought on-line in the Hausser area and are currently exceeding expectations.  The 30-day initial production rates for these wells are averaging approximately 10 to 15 percent above our publicly disclosed Maverick type curve.  Of note, using both current well costs and our Maverick type curve, these wells are yielding returns of nearly 85 percent at current strip pricing.  We are very pleased with the results at Cotulla this year, and currently anticipate an increase in drilling and completion capital in this area of the Western Eagle Ford in 2017.

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“Our successful drilling efforts are well supported by our recent business development activity.   Leveraging our strategic relationship with SPP, we closed the Carnero Gathering Transaction in early July 2016 for cash consideration of approximately $37 million and the assumption by SPP of an estimated $7.4 million in future capital obligations to Carnero Gathering.  Earlier this month, the Company extended its business development activity with SPP by announcing the execution of definitive agreements expected to result in the planned divestiture of the Company’s 50 percent interest in Carnero Processing and the sale of certain non-core oil and gas production assets in South Texas.  The Carnero Processing Transaction is expected to result in an initial payment of approximately $47.7 million and the assumption by SPP of remaining capital commitments to Carnero Processing, estimated at approximately $32.3 million, and the Production Asset Transaction is expected to result in total consideration of $27 million.  Separately, we announced the sale of approximately 15,000 net acres and approximately 3,000 Boe/d of non-core Eagle Ford Shale production to Carrizo for $181 million.

“The SPP and Carrizo transactions are expected to close in the fourth quarter 2016.  The additional capital raised from these transactions further supports the Company’s revised 2016 capital plan and strategic capabilities heading into 2017 and provides clear evidence of our dedication to improving our balance sheet while maintaining a focus on core areas of operations.  We have an extensive, high quality inventory of drilling locations at both Catarina and Cotulla that are attractive at today’s commodity prices, and currently see a number of opportunities to expand our footprint in a way that leverages our key strengths and critical mass in the Western Eagle Ford.  With this goal in mind, the proceeds from the previously announced transactions will improve the Company’s already strong liquidity position which, as of the end of the third quarter 2016, totaled approximately $629 million, consisting of approximately $329 million in cash and cash equivalents and an undrawn bank credit facility with an elected commitment amount of $300 million.  This added liquidity, which has been attained by the Company without tapping the financial markets, provides capital to fund our drilling plans while creating a key competitive advantage in today’s challenging commodity price environment.”

OPERATIONS UPDATE

During the third quarter 2016, the Company spud 21 gross (20.5 net) wells and completed 19 gross (19 net) wells.

Drilling and completion costs at Catarina during the third quarter 2016 averaged approximately $3.0 million per well and continue to trend downward, with some wells coming in below $2.8 million during the quarter.  At Cotulla, well costs during the third quarter 2016 averaged approximately $3.0 million per well, with some results also coming in below $2.8 million per well.

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At Catarina, drilling durations (spud to total depth) are now consistently coming in at approximately seven days per well.  Similarly, drilling durations at Cotulla continue to decline, with recent wells coming in below 6 days per well.

During the third quarter 2016, the Company brought 12 wells on-line at Catarina. The Company has now drilled 39 wells toward its next 50 well annual drilling commitment at Catarina, which runs from July 1, 2016 to June 30, 2017.  At Cotulla, the Company brought seven wells on-line during the quarter.  Wells drilled at Cotulla continue to meet and exceed expectations.

As of Sept. 30, 2016 the Company was running two rigs at Catarina and one rig at Cotulla and had 676 gross (558 net) producing wells with 19 gross (17 net) wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/ Undergoing Completion
Catarina	323	13
Marquis	103	—
Cotulla / Wycross	160	2
Palmetto	76	4
TMS / Other	14	—
Total	676	19

PRODUCTION UPDATE

The Company’s estimated total production for the third quarter 2016 was approximately 51,500 Boe/d, which was at the high end of the Company’s 50,000 to 52,000 Boe/d guidance for the quarter and represents relatively flat production when compared to the third quarter 2015. The Company’s production mix during the third quarter 2016 consisted of approximately 33 percent oil, 30 percent natural gas liquids (“NGLs”), and 37 percent natural gas.  Total production volumes are summarized in the following table:

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	Three Months Ended September 30, 2016	Three Months Ended September 30, 2015	% Change	Three Months Ended June 30, 2016	Three Months Ended September 30, 2016	% Change
Net Production:
Oil (MBbl)	1,562	1,671	-7%	1,635	1,562	-4%
NGLs (MBbl)	1,413	1,509	-6%	1,519	1,413	-7%
Natural Gas (MMcf)	10,595	10,090	5%	11,602	10,595	-9%
Total Oil Equivalent (MBoe)	4,741	4,862	-2%	5,087	4,741	-7%

Average Daily Production Volumes
Oil (Bbl/day)	16,981	18,166	-7%	17,962	16,981	-5%
NGLs (Bbl/day)	15,355	16,400	-6%	16,687	15,355	-8%
Natural Gas (Mcf/day)	115,166	109,671	5%	127,490	115,166	-10%
Total Oil Equivalent (Boe/day)	51,531	52,844	-2%	55,898	51,531	-8%

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled over 200,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to capital expenditures for and completion of Carnero Gathering and Carnero Processing, Sanchez Energy’s ability to receive future payments from SPP and the expected benefits of the Carnero Gathering Transaction, Carnero Processing Transaction, Production Asset Transaction and the transaction with Carrizo.  These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words "will," "potential,"

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"believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of our joint ventures to perform as anticipated, inability to close announced transactions, failure or delays on the part of our joint venture partners, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas or completing our ongoing joint venture projects, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy's filings with the U.S. Securities and Exchange Commission (the "SEC").  Sanchez Energy's filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC's website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy's forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results. Accordingly, you should not place any undue reliance on any of Sanchez Energy's forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY CONTACT:

Howard J. Thill

EVP & Chief Financial Officer

(713) 783-8000

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